Exhibit 99.1

Contact: Roy L. Morrow (216) 383-4893 Roy_Morrow@lincolnelectric.com

Lincoln Electric Acquires Weartech International

CLEVELAND, OH, U.S.A., March 6, 2012 — Lincoln Electric Holdings, Inc. (Nasdaq: LECO) today announced that it has acquired Weartech International, Inc., a privately-held producer of cobalt-based hard facing and wear-resistant welding consumables.

Weartech is headquartered in Anaheim, California, with manufacturing plants in Anaheim and Port Talbot, Wales. The company has annual sales of approximately $40 million and employs 140 people combined at both locations.

Terms of the transaction were not disclosed.

In announcing the acquisition, John M. Stropki, Lincoln Electric Chairman and Chief Executive Officer, said: “The acquisition of Weartech is a continuation of our ongoing strategy to expand the breadth of our consumable product portfolio to better service our global customer base. Weartech is well positioned globally in the specialized cobalt welding consumable market, selling primarily to the high growth energy and process chemical segments. We expect strong growth in these segments and believe the Weartech product line will help expand and deepen our relationships with key global customers.”

“Over the past 20 years, Weartech has provided technical solutions to customers facing wear problems both in the United States and internationally,” said Patrick Iyer, President of Weartech. “Joining with Lincoln will significantly expand our distribution network and our ability to reach these customers worldwide. Our management team, with over 150 years of combined experience, is looking forward to becoming part of Lincoln Electric and continuing to serve our customers around the world.”

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Lincoln Electric Acquires Weartech International

Lincoln Electric is the world leader in the design, development and manufacture of arc welding products, robotic arc-welding systems, plasma and oxyfuel cutting equipment and has a leading global position in the brazing and soldering alloys market. Headquartered in Cleveland, Ohio, Lincoln has 42 manufacturing locations, including operations and joint ventures in 19 countries and a worldwide network of distributors and sales offices covering more than 160 countries. For more information about Lincoln Electric, its products and services, visit the Company’s website at http://www.lincolnelectric.com.

The Company’s expectations and beliefs concerning the future contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current expectations and involve a number of risks and uncertainties. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. Actual results may differ materially from such statements due to a variety of factors that could adversely affect the Company’s operating results. The factors include, but are not limited to: general economic and market conditions; the effectiveness of post acquisition integration efforts; and market risks and price fluctuations related to the purchase of commodities and energy. For additional discussion, see “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K.

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